                                    FORM 8-K



                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                 CURRENT REPORT



                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



        Date of Report (date of earliest event Reported) January 27, 1997




                          THE COLUMBIA GAS SYSTEM, INC.
             (Exact name of registrant as specified in its charter)


                           Delaware 1-1098 13--1594808
             (State of other jurisdiction (Commission (IRS Employer
               of incorporation) File Number) Identification No.)


          12355 Sunrise Valley Drive, Suite 300, Reston, VA 20191-3420
                    (Address of principal executive offices)


        Registrant's telephone number, including area code (703) 295-0300





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Item 5.          Other Events

         Information contained in a News Release dated January 27, 1997, is incorporated herein by reference.

                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                   The Columbia Gas System, Inc.
                                                   -----------------------------
                                                                    (Registrant)





                                                          By /s/J. W. Grossman
                                                            --------------------
                                                                Vice President &
                                                                Controller



Date: January 27, 1997

                                                                       CONTACTS:
                                                                     News Media:
                                                 John H. Jennrich (703) 296-0423
                                                     Carl Ericson (703) 295-0424
                                                            Financial Community:
                                                       Tom Hughes (703) 295-0429
                                               Melissa Bockelmann (703) 295-0427

For 9 a.m. Release                                  Monday, January 27, 1997


           COLUMBIA GAS ANNOUNCES RECORD $98 MILLION EARNINGS INCREASE

     RESTON, Va., Jan. 27 -- The Columbia Gas System Inc. today announced that 1996 was a record-setting year for earnings growth and adjusted net income.

     Adjusted net income for 1996 rose $98 million, or 64 percent, to nearly $252 million from $153 million in 1995. Adjusted earnings per share for 1996 improved by $1.64 to $4.68 from $3.04 in 1995.

     Oliver G. Richard III, chairman, CEO and president of Columbia Gas, said that contributors to Columbia's $98 million adjusted net income improvement in 1996 "included nearly $45 million for higher sales and transportation rates, $24 million attributable to higher natural gas wellhead prices, $17 million resulting from colder weather, and lower operation and maintenance (O&M) costs."

     Columbia reported a 1996 net income of $221.6 million, or $4.12 per share, before adjusting for unusual items. This compares to a net loss of $360.7 million, or $7.15 per share, for 1995, which included interest expense of $983 million on pre-petition debt recorded to reflect Columbia's emergence from bankruptcy in November 1995.

     "Columbia's strong financial performance illustrates the overall vitality, strength and earning power of the system," Richard said. "It is clear that with Columbia's resurgence, we have the opportunity and ability to grow and expand into a nationwide company that provides not only energy, but a wide range of energy-related services in the marketplace."

     Richard credited the hard work and leadership of Columbia employees throughout the wellhead-to-burner-tip system with playing a major role in helping create the momentum that "led to record earnings and will provide the impetus to further the growth of our businesses."

     "While the record level of net income reflects the beneficial impacts of colder weather and higher gas prices, there is more to this story than that," Richard emphasized. "The difference between Columbia today and previous years is that the revenue increases from higher base rates and from increased sales were not offset by higher operating and maintenance expenses. Adjusted for restructuring charges, O&M expenses actually were down by approximately $30 million for the year. This allowed the higher revenues to get to the bottom line, increase net income and add value for the shareholders."

     Unusual items in 1996 included $35.7 million for the after-tax effect of restructuring costs, primarily for severance expenses. The restructuring initiatives are designed to continue improving the ability of Columbia to provide quality service to customers and to increase operating efficiency of the system, Columbia officials said. A second unusual item in 1996 was a $5.6 million improvement to net income for a favorable adjustment to the sale of the southwestern natural gas and oil production subsidiary that was sold at the end of 1995.

     Unusual items in 1995 were a $518.2 million expense for the after-tax effect of bankruptcy-related issues; an improvement to net income of $71.6 million for the readoption of an accounting standard dealing with the treatment of regulatory assets for Columbia's transmission companies (SFAS No. 71); a $54.8 million after-tax loss on the sale of Columbia's southwestern natural gas and oil production subsidiary (Columbia Development Corp.); costs associated with organizational re-engineering; and miscellaneous expenses totaling $12.6 million.

1996 Operating Income by Segment:

     The transmission and storage segment's operating income of $207.8 million decreased $5.2 million, due primarily to $29 million of additional restructuring costs and incentive awards for employees. Adjusting for restructuring costs in both periods, operating income would have been $238.6 million, an improvement of almost $24 million over 1995. Exit-fee payments received by Columbia Gulf had improved 1995 results by $12.2 million. Results for 1996 benefitted from new rates for Columbia Transmission starting in February 1996 as a result of its recent rate case. The new rates provide for recovery of higher operating costs and a return on the additional investment in plant made since Columbia Transmission's last rate increase in 1991. Also increasing the 1996 results were additional customers subscribing to Columbia LNG's peaking services.

     Operating income for the distribution segment of $226 million increased $62.4 million over 1995 due to the benefit of increased throughput and higher rates. There were five major determinants of this increase:

         - Larger sales volumes and an increase in volumes flowed for higher-margin transportation customers resulted in a $20 million improvement.

         - Colder weather in 1996 increased operating income by $26 million over that of 1995. While both years saw temperature-related increases above operating income that would be achieved in a normal year, 1996's 6-percent colder-than-normal weather added a plus-$33 million to operating income, whereas 1995's 2-percent colder-than-normal weather contributed $7 million.

         - A recent rate settlement in Ohio together with higher rates for the other four distribution subsidiaries improved operating income $31.9 million.

         - The beneficial effects of reduced operating and maintenance costs also improved the 1996 results.

         - Tempering these increases was $26.5 million of restructuring expense plus expense associated with incentive awards to employees.

         Sharply higher natural gas prices boosted the exploration and production segment's operating income to $30 million, an increase of $26.3 million over 1995, which included the operating income of the southwestern oil and natural gas subsidiary that was sold at year-end 1995. Appalachian production prices averaged $2.84 per thousand cubic feet in 1996, up 30% over 1995. Appalachian gas production in 1996 of 33.6 Bcf was essentially unchanged.

         The marketing, propane and power generation segment reported operating income of $12.5 million, a small increase of $0.3 million. Increased gas marketing sales and margins together with additional propane sales were largely offset by restructuring expense and incentive awards.

                             FOURTH-QUARTER RESULTS

         Columbia Gas System's adjusted fourth-quarter 1996 results of $79.3 million, or $1.44 per share, improved $1.8 million over the same period in 1995, reflecting higher rates for the regulated subsidiaries and increased wellhead prices, tempered by restructuring costs and incentive awards mentioned previously.

         Before adjusting for unusual items, Columbia had a fourth-quarter net income of $68.2 million, or $1.24 per share, versus a net loss of $539.7 million, or $10.74 per share, in the fourth quarter of 1995, when Columbia was emerging from bankruptcy. The fourth-quarter net income included $11.1 million of after-tax expense for restructuring.

         Unusual items in fourth-quarter 1995 included the full-year unusual items mentioned above, with two differences. In the fourth quarter, there was a $624.9 million expense for the after-tax effect of bankruptcy-related issues. The higher fourth-quarter figure reflects an adjustment for three months of interest not recorded rather than a 12-month adjustment. In addition, there were miscellaneous expenses that totaled $9.1 million for the quarter.

Fourth-Quarter 1996 Operating Income by Segment:

         For the fourth quarter of 1996, operating income for the transmission and storage segment totaled $46 million, down $14.5 million from the same period last year. This decrease was largely due to increased restructuring expense of $15.8 million and incentive awards that were partially offset by higher rates in effect.

         Operating income for the distribution segment of $80.3 million reflected a small decrease of $0.5 million. Both years included restructuring expense, $5.2 million in 1996 and $4 million in 1995, as part of the reengineering initiatives underway to improve customer services and operating efficiencies. Reducing fourth-quarter results were expenses relating to the incentive awards plus warmer weather. Largely offsetting these higher expenses was an increase of $10.7 million for a recent rate settlement in Ohio as well as $3.8 million for higher rates in place for the other four distribution subsidiaries.

         The exploration and production segment had fourth-quarter operating income of $7.4 million, up $3 million over fourth-quarter 1995, primarily due to 27 percent higher gas prices. Average Appalachian gas prices of $2.92 per thousand cubic feet increased $0.62 per thousand cubic feet. Appalachian production of 9 billion cubic feet reflected a one billion cubic foot increase over last year.

         Operating income of $1.2 million for marketing, propane and power generation decreased $3.5 million from fourth-quarter 1995, reflecting lower propane margins, reduced gas-marketing income and incentive awards.

         Finally, there were corporate activities that added $8.2 million to operating income; this was an increase over fourth-quarter 1995 of $9.5 million. The bulk of this addition was due to a $6 million gain on the sale of Columbia's former headquarters building in Wilmington, Del., in late 1996.

         The Columbia Gas System is one of the nation's largest natural gas systems, with assets of about $6 billion. Its operating companies are engaged in all phases of the natural gas business from the wellhead to the burner tip, plus marketing, fuel management services and electric power generation. Columbia companies, directly or indirectly, serve more than 7 million natural gas consumers in 15 states and the District of Columbia. Columbia's local gas-distribution companies directly serve 2 million customers. Information about Columbia is available on the World Wide Web at http://www.columbiaenergy.com. Columbia Gas System stock trades on the New York Stock Exchange under the symbol CG.

                                     # # #




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THE COLUMBIA GAS SYSTEM, INC.
Summary of Financial Operating Data

                                                            TWELVE MONTHS                THREE MONTHS
                                                           ENDED DECEMBER 31,          ENDED DECEMBER 31,
                                                           ----------------------------------------------
INCOME STATEMENT DATA                                      1996          1995          1996          1995
---------------------------------------------------------------------------------------------------------
($ millions)
     Total Operating Revenues                           3,354.0       2,635.2       1,117.8         783.6
     Total Operating Expenses                           2,875.8       2,245.0         974.7         634.5
                                                       --------      --------      --------      --------
     Operating Income                                     478.2         390.2         143.1         149.1
     Total Other Income (Deductions)                     (140.7)     (1,033.2)        (45.0)     (1,080.8)
                                                       --------      --------      --------      --------
     Income (Loss) before income taxes and
      Extraordinary item                                  337.5        (643.0)         98.1        (931.7)
     Income taxes                                         115.9        (210.7)         29.9        (320.4)
                                                       --------      --------      --------      --------
     Income (Loss) before Extraordinary  item             221.6        (432.3)         68.2        (611.3)
     Extraordinary item                                       -          71.6             -          71.6
                                                       --------      --------      --------      --------
     Net Income (Loss)                                    221.6        (360.7)         68.2        (539.7)
                                                       ========      ========      ========      ========

PER SHARE DATA
     Earnings (Loss) Before Extraordinary item ($)         4.12         (8.57)         1.24        (12.17)
     Earnings (Loss) on Common Stock ($)                   4.12         (7.15)         1.24        (10.74)
     Average Common Shares
      Outstanding (millions)                               53.8          50.5          55.2          50.2





BANKRUPTCY-RELATED AND UNUSUAL ITEMS
 AFTER-TAX EFFECT ON NET INCOME
($ millions)
Reported Net Income                                       221.6        (360.7)         68.2        (539.7)
     Less:
     Bankruptcy related items:
         Prepetition interest costs recorded                  -        (638.4)            -        (638.4)
         Interest on prepetition debt not
           recorded during bankruptcy                         -         158.0             -          28.2
         Other bankruptcy issues                              -         (37.8)            -         (14.7)
     Adoption of SFAS No. 71                                  -          71.6             -          71.6
     Adjustments to sale of the Southwest gas and
       oil operations                                       5.6         (54.8)            -         (54.8)
       Restructure costs                                  (35.7)         (3.8)        (11.1)         (3.8)

     Other                                                    -          (8.8)            -          (5.3)
                                                       --------      --------      --------      --------
     Total adjustments                                    (30.1)       (514.0)        (11.1)       (617.2)
                                                       --------      --------      --------      --------
Net Income after adjusting for bankruptcy and
 unusual items                                            251.7         153.3          79.3          77.5
                                                       ========      ========      ========      ========

Adjusted Net Income per share                              4.68          3.04          1.44          1.54
                                                       ========      ========      ========      ========

THE COLUMBIA GAS SYSTEM, INC.
Summary of Financial Operating Data (continued)

                                          TWELVE MONTHS            THREE MONTHS
                                        ENDED DECEMBER 31,      ENDED DECEMBER 31,
OPERATING INCOME BY SEGMENT               1996        1995         1996       1995
---------------------------            -------------------      ------------------
($ millions)
Transmission and Storage Segment
     Total Operating Revenues            810.8       760.3        224.8      208.9
     Total Operating Expenses            603.0       547.3        178.8      148.4

                                       -------     -------      -------    -------
     Operating Income                    207.8       213.0         46.0       60.5
                                       =======     =======      =======    =======

Distribution Segment
     Total Operating Revenues          2,127.7     1,783.1        711.6      566.7
     Total Operating Expenses          1,901.7     1,619.5        631.3      485.9
                                       -------     -------      -------    -------
     Operating Income                    226.0       163.6         80.3       80.8
                                       =======     =======      =======    =======

Exploration and Production Segment
     Total Operating Revenues            104.5       180.6         27.7       47.3
     Total Operating Expenses             74.5       176.9         20.3       42.9
                                       -------     -------      -------    -------
     Operating Income                     30.0         3.7          7.4        4.4
                                       =======     =======      =======    =======

 Marketing, Propane and Power
  Generation Segment
     Total Operating Revenues            816.4       313.3        293.9       93.0
     Total Operating Expenses            803.9       301.1        292.7       88.3
                                       -------     -------      -------    -------
     Operating Income                     12.5        12.2          1.2        4.7
                                       =======     =======      =======    =======

Corporate                                  1.9        (2.3)         8.2       (1.3)
                                       =======     =======      =======    =======


                                                    DECEMBER 31,   DECEMBER 31,
CAPITALIZATION                                          1996           1995
                                                    ------------   ------------
($ millions)
Common Stock Equity
     Common Stock, par value $10 per share-
      issued 55,263,659 and 50,620,180
      shares, respectively                                 552.6          506.2

     Additional paid in capital                            743.2          595.8

     Retained earnings                                     259.3           69.8

     Unearned employee compensation                         (1.5)             -

     Cost of treasury stock (1,416,155 shares
       outstanding as of December 31, 1995)                    -          (57.8)
                                                    ------------   ------------


     Total Common Stock Equity                           1,553.6        1,114.0

     Preferred Stock                                           -          399.9

     Long-Term Debt                                      2,003.8        2,004.5
                                                    ------------   ------------

     Total Capitalization                                3,557.4        3,518.4
                                                    ============   ============
THE COLUMBIA GAS SYSTEM, INC

                                                            TWELVE MONTHS                    THREE MONTHS
                                                          ENDED DECEMBER 31,              ENDED DECEMBER 31,
                                                          ------------------              ------------------
                                                         1996            1995            1996            1995
                               ------------------------------------------------------------------------------
OPERATING DATA
--------------
 Gas and Oil Volumes:
     Gas Production (billion cubic feet)
     Appalachian                                         33.6            33.3             9.0             8.2
     Southwest                                              -            32.1               -             7.4
                                                     --------        --------        --------        --------
     Total                                               33.6            65.4             9.0            15.6
                                                     ========        ========        ========        ========
     Oil Production (000 barrels)
     Appalachian                                          281             310              64              76
     Southwest                                              -           2,539               -             598
                                                     --------        --------        --------        --------
     Total                                                281           2,849              64             674
                                                     ========        ========        ========        ========

  GAS PRICE DATA
   Gas Average Price ($ per Mcf)
      Appalachian                                        2.84            2.19            2.92            2.30
      Southwest                                             -            1.71               -            1.85
      System                                             2.84            1.96            2.92            2.09

   OIL PRICE DATA
    Oil Average Price ($ per Bbl)
       Appalachian                                      19.07           16.28           21.37           16.26
       Southwest                                            -           16.16               -           16.32
       System                                           19.07           16.17           21.37           16.31

    Transmission (billion cubic feet):
     Transportation
       Columbia Transmission
          Market Area                                 1,102.4         1,106.1           314.2           338.4
          Columbia Gulf
          Main-Line                                     633.7           605.0           158.5           155.0
          Short haul                                    266.5           221.4            63.8            61.5
          Intrasegment Eliminations                    (624.5)         (596.3)         (154.7)         (152.5)
                                                     --------        --------        --------        --------
    Total Throughput                                  1,378.1         1,336.2           381.8           402.4
                                                     ========        ========        ========        ========
    Distribution (billion cubic feet):
     Gas Sales                                          316.2           290.7            98.5            99.8
     Transportation                                     248.8           255.9            65.0            65.3
                                                     --------        --------        --------        --------
    Total Throughput                                    565.0           546.6           163.5           165.1
                                                     ========        ========        ========        ========

    Degree Days-Distribution Service Territory
     Actual                                             5,975           5,692           2,065           2,208
     Normal                                             5,632           5,600           2,032           2,032
     % Colder than normal                                   6               2               2               9
     % Colder (warmer) than prior period                    5               3              (7)             32